UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2008

RICA FOODS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-14999	87-0432572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

From Intel Office, 800 meters West, 200 meters North and 300 meters West

City La Ribera de Belen, Heredia, Costa Rica

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code (506) 2298-1280

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 21, 2008, Rica Foods, Inc. (the “Company”), through its wholly-owned subsidiary Corporacion Pipasa S.A. (“Pipasa”), successfully completed the purchase of all of the outstanding equity of Industrias Avícolas Integradas S.A. (“Indavinsa”), a Nicaraguan-based poultry and animal feed producer and customer of Pipasa, pursuant to a Stock Purchase Agreement, dated October 3, 2008, by and among Pipasa (the “Purchaser”), Sama Valores (G.S.) S.A., as trustee for a trust holding 96% of the equity interests of Indavinsa (“Sama”), Marcela Arias Victory, a Costa Rican individual, Gilberth Valverde Castro, a Costa Rican individual, Alfonso José Sandino Granera, a Nicaraguan individual, and Martha Lorena Icaza Ochoa, a Nicaraguan individual (and together with Sama, Marcela Arias Victory, Gilberth Valverde Castro, Alfonso José Sandino Granera and Martha Lorena Icaza Ochoa, the “Sellers”).

As previously disclosed, under the Stock Purchase Agreement, the Purchaser purchased all of the outstanding equity of Indavinsa from the Sellers for a total purchase price of US$21,500,000 (the “Purchase Price”). The Purchase Price was paid as follows:

(1) US$1.5 million of the Purchase Price was paid by the Purchaser to the Sellers on October 1, 2008;

(2) US$500,000 of the Purchase Price was paid on October 21, 2008; and

(3) the remainder of the Purchase Price was paid by the Purchaser’s assumption of a certain debt owed by Indavinsa to a certain financial institution in the total amount of approximately US$19.5 million.

As previously disclosed, Sama and Pipasa have a preexisting relationship. Because of the preexisting relationship of the parties, the Stock Purchase Agreement was reviewed and approved by Pipasa’s board of directors, the Company’s audit committee, which is composed entirely of independent directors, and the Company’s board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rica Foods, Inc. (Registrant)

By:	/s/ Gustavo Barboza
Name:	Gustavo Barboza
Title:	Chief Financial Officer

Dated: October 24, 2008